Exhibit 99.1

News Release
THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116
For Immediate Release

2-FOR-1 SPLIT OF THE BEARD COMPANY’S COMMON STOCK EFFECTIVE NOVEMBER 2, 2009

OKLAHOMA CITY, Oklahoma – November 2, 2009 -- The Beard Company (OTCBB: BRCO) today advised that its previously announced 2-for-1 common stock split became effective at 4:00 p.m. Eastern Time today, November 2, 2009. The shares will begin trading on a post-split basis when the market opens on Tuesday, November 3, 2009.

Herb Mee, Jr., President of The Beard Company, stated, “This action underscores our commitment to provide additional marketability and liquidity for Beard’s common stock, which may serve to broaden the Company’s shareholder base. On a post-split basis, the Company will have approximately 19.97 million common shares outstanding.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses, primarily related to natural resources, that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company is involved in oil and gas activities; coal reclamation activities; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s or Beard Dilworth’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com